                                                                   EXHIBIT 10.10

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


     This Amendment No. 1 to Employment Agreement (this "Amendment") is made to the Employment Agreement by and among Morrie K. Abramson and Kent Electronics Corporation, a Texas corporation (the "Agreement"), and entered into by and among Morrie K. Abramson, Rolaine S. Abramson and Kent Electronics Corporation as of August 18, 1997.

     1.   Rolaine S. Abramson is hereby added as a party to the Agreement.

     2. The parties hereby amend Section 4.4(a) of the Agreement in its entirety to read as follows:

          4.4  Benefits Following Termination of Employment

               (a) Upon the termination of Employee's employment by the Company, whether due to death, Disability, resignation, whether or not for Good Reason, or discharge, whether or not for Just Cause, the Company shall, commencing on the first day of the month following the date of the termination of Employee's employment, pay, or cause to be paid, to Employee in equal monthly installments the sum of $750,000 per year (the "Annual Amount"), for a period equal to the greater of (x) 15 years, (y) the life of Employee, or (z) the life of Rolaine S. Abramson so long as she is married to Employee at the date of Employee's death ("Employee's Spouse"); provided, however, that in the event of the termination of Employee's employment due to death or Disability prior to March 31, 2001, the Annual Amount described above shall equal $950,000 until March 31, 2001, after which time the Annual Amount shall equal $750,000; and provided further that Employee shall not be entitled to any amounts under this Section 4.4 if Employee's employment is terminated prior to a Change in Control for Just Cause or without Good Reason. In addition, the Annual Amount shall be adjusted annually to reflect increases in the cost of living after the date hereof, as measured by the Consumer Price Index ("CPI") for all urban consumers calculated by the Bureau of Labor Statistics (or any successor or replacement index).

               (i) If Employee shall die before Employee's Spouse and Employee's Spouse is married to Employee at the date of Employee's death, whether before or after the payments of the Annual Amount described above shall have commenced, then the Annual Amount shall be paid in monthly installments to Employee's Spouse. If Employee's Spouse then dies before all amounts required to be paid have been paid, then, upon the death of Employee's Spouse, any remaining payments of the Annual Amount shall be made to the personal representative of the estate of Employee's Spouse, to pass as a part thereof.

               (ii) If Employee's Spouse shall die before Employee, then any community property interest of Employee's Spouse in this Agreement shall vest in

     Employee. If Employee then dies before all amounts required to be paid have been paid, then, upon Employee's death, any remaining payments of the Annual Amount shall be made to Employee's beneficiary designated in writing to the Company by Employee, or in the absence thereof, to the personal representative of the estate of Employee, to pass as a part thereof.

     3. The parties hereby amend Section 6.3 of the Agreement in its entirety to read as follows:

          6.3 Death. The death of Employee shall result in the termination of the Term of Employment, and Employee's Spouse, or if Employee's Spouse predeceases him, the personal representative of the estate of Employee or designated beneficiary shall be entitled to the benefits described in
     Section 4, including, without limitation, Sections 4.4 and 4.5. The Company shall not be obligated to pay Employee's Spouse, or if Employee's Spouse predeceases him, the personal representative of the estate of Employee or designated beneficiary any sums of money pursuant to Section 4.1 other than a cash lump-sum payment equal to all compensation and benefits due Employee at the date of his death (all cash compensation to be based on annual cash compensation of not less than $950,000 per year irrespective of the time at which such cash compensation is otherwise payable) annualized on a reasonable basis acceptable to the estate or personal representative of Employee; however, if at the end of such year it is determined that Employee's annual compensation would have been higher than the annualized amount used to calculate this payment, the Company shall pay Employee's Spouse or if Employee's Spouse predeceases him, the personal representative of the estate of the Employee or designated beneficiary an amount in a cash lump sum equal to a proportionate share in the increase based on his period of employment during the year in which Employee died. Employee's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Sections 4.4 and 4.5, shall not be impaired or otherwise adversely affected by termination of Employee's employment on account of death.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


                                    /s/ Morrie K. Abramson
                                    ----------------------
                                    Morrie K. Abramson


                                    /s/Rolaine S. Abramson
                                    ----------------------
                                    Rolaine S. Abramson


                                    KENT ELECTRONICS CORPORATION

                                    By:/s/ Stephen J. Chapko
                                       ---------------------
                                       Stephen J. Chapko
                                       Executive Vice President, Treasurer
                                       and Secretary